EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Christine Reel AVP Enterprises, Inc. 713.419.1236

MITCHAM INDUSTRIES REPORTS COMPLETION
OF INTERNAL INVESTIGATION

HUNTSVILLE, Texas – May 14, 2004 – Mitcham Industries, Inc. (NASDAQ: MIND) announced today that the Audit Committee of the Company’s Board of Directors has completed its previously announced internal investigation and presented its findings to the Company’s Board of Directors.

On April 23, 2004, the Company announced that the Audit Committee hired an independent firm to conduct an internal investigation regarding concerns raised by an employee about the sufficiency of the system of internal controls and procedures at the Company’s Canadian subsidiary, Mitcham Canada, that might have compromised the integrity of receivables recognized in the unpublished fourth quarter results of operations. The Audit Committee, with the assistance of its independent counsel, Locke Liddell & Sapp LLP, and independent forensic accountants, conducted an investigation that included the interview of all of the Company’s directors and officers, certain employees in the Company’s offices in Huntsville, Texas, and Calgary, Canada, and other parties. The investigation also involved the review and analysis of unaudited financial statements, work papers and other relevant documents.

In connection with the internal investigation, the Company does not anticipate any material adjustment to the unpublished fourth quarter results of operations, or to the results of operations for previous fiscal periods or years. The Company will provide additional detail about the specific findings and recommendations of the Audit Committee in its Form 10-K for the fiscal year ended January 31, 2004.

The Company’s auditor, Hein + Associates LLP, is working to finalize its audit of the Company’s financial statements for the fiscal year ended January 31, 2004. Though the Company is working diligently with its auditor to file its Form 10-K, the Form 10-K cannot be filed until the auditor has completed its work.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the leading independent exploration equipment lessor in the industry.

This press release contains forward-looking statements, or statements other than statements of historical fact, under federal securities laws. These forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include, without limitation, the Company’s ability to complete and file its Form 10-K on the timeline noted herein.

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